Advanced Series Trust
For the period ended 12/31/08
File number 811-5186

                               SUB-ITEM 77D-5

                           ADVANCED SERIES TRUST

          Supplement dated August 22, 2008 to the Prospectus
                             dated May 1, 2008

This supplement sets forth certain changes to the Prospectus of Advanced Series Trust (the Fund) dated May 1, 2008 with respect to the indicated Portfolios of the Fund. The Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Fund's Prospectus and should be retained for future reference.

1. The section of the Prospectus entitled "Fees and Expenses of the Portfolios" is hereby revised by deleting footnote (1) to the table entitled "Annual Portfolio Operating Expenses" and substituting new footnote (1) as set forth below:

1 Shares of the Portfolios are generally purchased through variable insurance products. The Fund has entered into arrangements with the issuers of the variable insurance products offering the Portfolios under which the Fund compensates the issuers 0.10% for providing ongoing services to Portfolio shareholders in lieu of the Fund providing such services directly to shareholders. Amounts paid under these arrangements are included in "Other
Expenses." Subject to the expense limitations set forth below, for each Portfolio of the Fund other than the Dynamic and Tactical Asset Allocation Portfolios,
Prudential Investments LLC and AST Investment Services,
Inc. have agreed to voluntarily waive a portion of the 0.10% administrative services fee, based on the average daily net assets of each Portfolio of the Fund, as set forth in the table below:

Average Daily Net                       Fee Rate Including
Assets of Portfolio                          Waiver

Up to and including $500 million         0.10% (no waiver)
Over $500 million up to and
including $750 million                   0.09%
Over $750 million up to and
including $1 billion                     0.08%
Over $1 billion                          0.07%

A Portfolio will not be directly subject to the administrative services fee to the extent it invests in Underlying Portfolios. Because the Dynamic Asset Allocation
Portfolios generally invest all of their assets in Underlying Portfolios, the Dynamic Asset Allocation
Portfolios generally will not be directly subject to the administrative services fee. Because the Tactical Asset
Allocation Portfolios generally invest at least 90% of their assets in Underlying Portfolios, only 10% of their assets generally will be directly subject to the administrative services fee. Because the AST Academic
Strategies Asset Allocation Portfolio generally invests approximately 65% of its assets in Underlying Portfolios, only 35% of its assets generally will be directly subject to the administrative services fee. In determining the administrative services fee, only assets of a Tactical
Asset Allocation Portfolio and the AST Academic Strategies
Asset Allocation Portfolio that are not invested in Underlying Portfolios will be counted as average daily net assets of the relevant Portfolio for purposes of the above-referenced breakpoints. This will result in a Portfolio paying higher administrative services fees than if all of the assets of the Portfolio were counted for purposes of computing the relevant administrative services fee breakpoints. The Underlying Portfolios in which the Dynamic
Asset Allocation

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Portfolios, Tactical Asset Allocation Portfolios, and AST
Academic Strategies Asset Allocation Portfolio invest, however, will be directly subject to the administrative services fee.

With respect to the AST QMA US Equity Alpha Portfolio,
"Other Expenses" includes dividend expenses on short sales and interest expenses on short sales.

2. The section of the Prospectus entitled "Fees And Expenses Of
The Portfolios" is hereby revised by deleting footnote (3) to the table titled "Annual Portfolio Operating Expenses" and substituting new footnote (3) as set forth below:

Effective as of July 1, 2008, Prudential Investments LLC and AST Investment Services, Inc. have voluntarily agreed to waive a portion of their management fee and/or limit expenses (expressed as a percentage of average daily net assets) for certain Portfolios of the Fund, as set forth in the table below. These arrangements may be discontinued or otherwise modified at any time.

Portfolio                             Fee Waiver and/or
                                      Expense Limitation
AST American Century Income
& Growth                                    0.87%

AST Cohen & Steers Realty                   0.97%

AST High Yield                              0.88%

AST JPMorgan International Equity           1.01%

AST Large-Cap Value                         0.84%
AST Money Market                            0.56%

AST Neuberger Berman
Mid-Cap Growth                              1.25%

Prudential Investments LLC and AST Investment Services,
Inc. have voluntarily agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each of the AST CLS Growth Asset Allocation
Portfolio and the AST CLS Moderate Asset Allocation
Portfolio so that each Asset Allocation Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, extraordinary expenses, and Underlying
Portfolio fees and expenses) do not exceed 0.40% of such Asset Allocation Portfolio's average daily net assets to $100 million; 0.35% of such Asset Allocation Portfolio's average daily net assets from $100 million to $200 million;
and 0.30% of such Asset Allocation Portfolio's average daily net assets over $200 million.

The Investment Managers also have voluntarily agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each of the AST Horizon
Growth Asset Allocation Portfolio, the AST Horizon Moderate
Asset Allocation Portfolio, and the AST Niemann Capital
Growth Asset Allocation Portfolio so that each Asset
Allocation Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, extraordinary expenses, and Underlying Portfolio fees and expenses) do not exceed 0.40% of such Asset Allocation Portfolio's average daily net assets to $250 million; 0.35% of such Asset Allocation Portfolio's average daily net assets from $250 million to $750 million; and 0.30% of such Asset
Allocation Portfolio's average daily net assets over $750 million. All of these arrangements are voluntary and may be discontinued or otherwise modified by the Investment
Managers at any time without prior notice.

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With respect to each of the AST Bond Portfolio 2015, AST
Bond Portfolio 2018, AST Bond Portfolio 2019 and the AST
Investment Grade Bond Portfolio, Prudential Investments LLC and AST Investment Services, Inc. have voluntarily agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolios so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, and extraordinary expenses) do not exceed 1.00% of each Portfolio's average daily net assets for the fiscal year ending December 31, 2008. These arrangements are voluntary and may be discontinued or otherwise modified by the Investment
Managers at any time without prior notice.